Exhibit 99.1

Enzo Biochem Reports Third Quarter 2020 Financial Results

•	Revenue of $17 million and EPS of ($0.21) due to COVID-19 impact
•	Achieved major milestone with launch of comprehensive COVID-19 program for virus screening and antibody testing

NEW YORK, June 08, 2020 (GLOBE NEWSWIRE) -- Enzo Biochem, Inc. (NYSE:ENZ), a leading biosciences and diagnostics company, today reported results for the third quarter ended April 30, 2020.

Elazar Rabbani, PhD., Chairman and Chief Executive Officer, said: “The COVID-19 pandemic has brought unique challenges as well as opportunities for Enzo. The company has applied several years of investment in technology and product development and rapidly launched a COVID-19 test on its proprietary GenFlex™ molecular diagnostics platform and serological tests for antibodies on its ELISA platform.

“The value proposition for Enzo is clear with its distinct advantage as a vertically integrated company. By leveraging control of our own supply chain in conjunction with our proprietary platforms, we are able to address the unprecedented needs underlying this health crisis. The result is the launch of an extensive COVID-19 program that goes beyond testing alone and spans virus detection, immunity, inflammation and therapy. This is further testament to our ability to deliver high performance, open, flexible, adaptable and cost-effective products, devices and services. It demonstrates how we are uniquely positioned to gain momentum within the broader molecular diagnostics market.”

Third Quarter Highlights

•	Enzo Life Sciences launched COVID-19 related molecular diagnostics products as well as serological related products under the FDA’s Emergency Use Authorization.
•	Enzo Clinical Labs launched comprehensive molecular COVID-19 testing services, rolled out a drive-through facility for COVID-19 testing on Long Island, New York and introduced serological IgG antibody detection testing.
•	Enzo Therapeutics had two significant patents issued, including one regarding Enzo’s proprietary compound SK1-I (a potential option as a therapeutic treatment for COVID-19) and another for methods of producing monoclonal antibodies against the osteoporosis drug target Sclerostin.

Third Quarter Results

•	Total third quarter revenue was $16.9 million, a decrease of 14% from $19.7 million in the third quarter last year. Clinical Services revenue decreased 11% to $10.5 million from $11.8 million in the third quarter last year. This was driven by a 28% reduction in accession volume due to factors related to the COVID-19 pandemic. Product revenue of $6.4 million decreased 19% from $7.9 million in the third quarter last year also due to the impact of COVID-19, partially offset by a 19% increase in average product order value.
•	Consolidated gross margin was 26.2% compared to 27.0% a year ago. Clinical services gross margin increased to 12.9% from 6.7% in the third quarter last year, primarily due to cost efficiencies and supplemental grant income, partially offset by accession volume declines due to the COVID-19 pandemic. Product gross margin declined to 47.9% from 57.1% in the third quarter last year due to the impact of the COVID-19 pandemic.
•	Net loss was ($9.9) million, or ($0.21) per share, compared to net income of $22.3 million, or $0.47 per share a year ago. Adjusted EBITDA loss was ($7.4) million, or ($0.16) per share, compared to Adjusted EBITDA loss of ($6.1) million, or ($0.13) per share, in the third quarter of 2019. Last year’s third quarter results benefitted from legal settlements and licensing payments, net of $28.9 million related to a patent infringement and contract case in New York and a patent infringement case in Delaware.
•	Adjusted EBITDA is described below under “Adjusted Financial Measures” and is reconciled to the most directly comparable GAAP financial measure, GAAP income (loss), in the accompanying tables.
•	At quarter-end, cash, cash equivalents and restricted cash totaled $55 million. The company added $10.6 million of capital in the third quarter to strengthen its balance sheet through various grants, loans and advanced payments.

Barry Weiner, President, said: “Our third quarter results reflect the substantial challenges affecting our core business operations during this unprecedented time. The dedication of our staff ensured our ability to maintain operations and launch new processes and systems in a difficult environment. Our operating performance was impacted by revenue loss related to the coronavirus pandemic, partially offset by supplemental grant income and improvements in cost of goods sold and other spending. Despite these dynamics, we saw favorable trends in average product order value and year-over-year expansion in clinical services gross margins. We continue to make positive progress across the cost efficiency measures we have implemented and have recognized more than $8 million towards our $10 million target.

“Our strategic goal remains investing in key focus areas including our proprietary lab developed tests. This investment should have a significant positive impact on gross margins in a post-COVID environment. While accession volume increased slightly subsequent to the quarter-end, along with the rest of the industry we remain affected by lower volume in the clinical lab segment, in addition to COVID-19 impacted revenue in the life sciences segment. We expect these issues to be partially counterbalanced by new opportunities related to the COVID-19 pandemic. These opportunities include prospects ranging from academic and research institutions to commercial, laboratory, and government entities. In Enzo Life Sciences, we are offering a full range of COVID-19 products including sample collection, molecular, and IgG antibody kits on a global basis as well as instrumentation. On the Enzo Clinical Lab side, we expect to ramp up substantially throughout the year from our initial weekly capacity of approximately 10,000 COVID-19 molecular tests and 10,000 ELISA serological antibody tests.”

Conference Call

The third quarter 2020 earnings conference call and webcast will be held today, Monday, June 8, 2020, at 5:00 p.m. Eastern Time. Enzo Biochem management will host the call, followed by a question and answer session. All interested parties may dial +1 323-794-2590 and reference confirmation code “9751599” to listen to the quarterly conference call or participants may join the audio webcast. A replay of the call will be available via webcast for on-demand listening shortly after completion of the call on the Investor Relations section of the company’s website,  https://www.enzo.com, and will remain available for approximately 90 days.

Adjusted Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the investor relations section of the company’s website (https://www.enzo.com) any reconciliation of differences between GAAP and Adjusted financial information that may be required in connection with issuing the Company's quarterly financial results.

The Company uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release, which includes reconciliation tables of GAAP to Adjusted net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem, Inc.

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with 478 issued patents worldwide and 63 pending patent applications, along with extensive enabling technologies and platforms.

Forward-Looking Statements
Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenue, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2019 and Form 10-Q for the period ended April 30, 2020. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contacts:

For Enzo Biochem, Inc.

David Bench, CFO
212-583-0100
dbench@enzo.com

Investors/Media:

Melanie Solomon
The Blueshirt Group
415-217-4964
melanie@blueshirtgroup.com

Steve Anreder
Anreder & Company
212-532-3232
Steven.anreder@anreder.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Nine months ended
Selected operations data:	April 30,		April 30,
	(unaudited)		(unaudited)

	2020	2019	2020	2019

Total revenues	$16,903	$19,662	$56,494	$60,249

Gross profit	$4,425	$5,302	$15,920	$16,902

Gross profit %	26%	27%	28%	28%

(Loss) income before income taxes	$(9,860)	$22,265	$(25,195)	$7,876

Net (loss) income	$(9,860)	$22,265	$(25,195)	$7,876

Basic net (loss) income per share	$(0.21)	$0.47	$(0.53)	$0.17
Diluted net (loss) income per share	$(0.21)	$0.47	$(0.53)	$0.17

Weighted average shares outstanding - basic	47,780	47,452	47,668	47,259
Weighted average shares outstanding - diluted	47,780	47,555	47,668	47,364

Selected balance sheet data:	4/30/2020 (unaudited)		7/31/2019 (unaudited)

Cash and cash equivalents including restricted cash of $750	$55,157		$60,896

Working capital	$40,430	(a)	$65,444

Stockholders' equity	$62,330		$86,028

Total assets	$116,348		$106,640

(a) Includes impact of adoption of ASC 842 leases, the current portion of operating lease liabilities recorded is $4,257

The following table presents a reconciliation of reported net (loss) income and basic and diluted net (loss)
income per share to non-GAAP net (loss) income and basic and diluted net (loss) income per share for the three and nine months ended April 30, 2020 and 2019:

ENZO BIOCHEM, INC.

Non-GAAP Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	April 30,		April 30,
	2020	2019	2020	2019

Reported GAAP net (loss) income	$(9,860)	$22,265	$(25,195)	$7,876
Adjusted for:
Legal settlements, net	$-	$(28,925)	$-	$(28,925)
Contested proxy expenses	$1,547	$-	$4,042	$-
Separation expenses	$235	$-	$235	$-
Non-GAAP net loss	$(8,078)	$(6,660)	$(20,918)	$(21,049)

Weighted Shares Outstanding
Basic	47,780	47,452	47,668	47,259
Diluted	47,780	47,555	47,668	47,364

Basic and diluted earnings per share - GAAP and non-GAAP
Basic net (loss) income per share GAAP	$(0.21)	$0.47	$(0.53)	$0.17
Diluted net (loss) income per share GAAP	$(0.21)	$0.47	$(0.53)	$0.17
Basic and diluted net loss per share non-GAAP	$(0.17)	$(0.14)	$(0.44)	$(0.45)

The following table presents a reconciliation of reported net (loss) income for the three and nine months ended
April 30, 2020 and 2019, respectively to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA Reconciliation Table

(Unaudited, in thousands)

	Three months ended		Nine months ended
	April 30,		April 30,
	2020	2019	2020	2019

GAAP net (loss) income	$(9,860)	$22,265	$(25,195)	$7,876
Plus (minus):
Depreciation and amortization	$723	$838	$2,166	$2,372
Interest, net	$(88)	$(258)	$(495)	$(759)
EBITDA	$(9,225)	$22,845	$(23,524)	$9,489

Adjusted for:
Contested proxy expenses	$1,547	$-	$4,042	$-
Legal settlements, net	$-	$(28,925)	$-	$(28,925)
Separation expenses	$235	$-	$235	$-
Adjusted EBITDA	$(7,443)	$(6,080)	$(19,247)	$(19,436)

Weighted Shares Outstanding
Basic	47,780	47,452	47,668	47,259
Diluted	47,780	47,555	47,668	47,364

Basic and diluted earnings per share - GAAP and Adjusted EBITDA
Basic net (loss) income per share GAAP	$(0.21)	$0.47	$(0.53)	$0.17
Diluted net (loss) income per share GAAP	$(0.21)	$0.47	$(0.53)	$0.17
Basic and diluted net loss per share Adjusted EBITDA	$(0.16)	$(0.13)	$(0.40)	$(0.41)